Exhibit 99.1

Verra Mobility to Acquire T2 Systems, a Leading Provider of Parking Management Solutions, from Thoma Bravo

Acquisition expands Verra Mobility’s portfolio of smart mobility technologies that make transportation safer and easier

MESA, Ariz., Nov. 2, 2021 /PRNewswire/ -- Verra Mobility (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today that it has signed an agreement to acquire privately held T2 Systems from leading software investment firm Thoma Bravo for $347 million on a cash-free and debt-free basis, plus an additional up to $9 million related to an impending asset acquisition by a wholly owned indirect subsidiary of T2 Systems. T2 Systems is a leading provider of parking solutions in North America, with nearly $80 million in revenue and approximately $21 million in adjusted EBITDA expected in 2021.

Verra Mobility will fund the all-cash transaction with a combination of current cash balances and accordion features in existing debt. The transaction is expected to close by the end of the fourth quarter.

T2 Systems provides an integrated suite of parking software and hardware solutions to universities, municipalities, parking operators, healthcare facilities and transportation hubs. Verra Mobility plans to operate T2 Systems as a distinct business unit.

“This acquisition complements our portfolio of urban mobility technology and allows us to continue growing revenue while diversifying our customer base. At just under 3.7x leverage at the end of Q3, this allows us to put our significant cash flow back to work for investors,” said David Roberts, president and CEO, Verra Mobility. “With the rapid growth of ride-sharing and last-mile delivery, cities need innovative solutions to solve traffic issues and optimize curbside management. Verra Mobility’s photo enforcement solutions coupled with T2 Systems’ parking technology will put us in a strong position to help cities adapt to these emerging complexities.”

“The combination of our unified parking and mobility management platform and Verra Mobility’s expertise in intelligent transportation systems will help deliver a streamlined transportation experience,” said Adam Blake, CEO, T2 Systems. “We are grateful to the Thoma Bravo team and excited to join the Verra Mobility team as we continue to innovate and improve the customer experience.”

“We are proud of what we accomplished in partnership with Adam Blake and the entire T2 team over the past five years. Today the company has a broader product offering, improved operations, and a stronger base of customers,” said A.J. Rohde, a Senior Partner at Thoma Bravo.

“With T2 Systems’ leading technology platform and the support of their new strategic partner, Verra Mobility, we look forward to watching T2 during its next chapter of growth as

1150 North Alma School Road, Mesa, Arizona 85201 ● TEL 480.443.7000 ● www.verramobility.com the leading provider of parking technology solutions,” added Matt LoSardo, vice president at Thoma Bravo.

During Thoma Bravo’s ownership, T2 Systems significantly grew its recurring software revenue, closed two add-on acquisitions, signed an additional asset acquisition, and introduced several new products.

T2 Systems serves more than 1,900 customers with a wide range of parking management solutions that includes curbside management, mobile payments, contactless transactions, and transportation demand management. The company offers a centralized, open platform covering the entire parking and mobility ecosystem. The T2 LinkTM unified platform provides customers with a central source to manage their entire parking operation including third-party integrations.

For more information about T2 Systems, please visit www.t2systems.com.

Shea & Company is acting as the exclusive financial advisor to T2 Systems and Thoma Bravo during the transaction.

About Verra Mobility

Verra Mobility (NASDAQ: VRRM) is committed to developing and using the latest in technology and data intelligence to help make transportation safer and easier. As a global company operating in more than 15 countries, Verra Mobility sits at the center of the mobility ecosystem – one that brings together vehicles, devices, information, and people to solve the most complex challenges faced by our customers and the constituencies they serve.

Verra Mobility serves the world's largest commercial fleets and rental car companies to manage tolling transactions and violations for millions of vehicles. As a leading provider of connected systems, Verra Mobility processes millions of transactions each year through integration and connectivity with hundreds of tolling and issuing authorities. Verra Mobility fosters the development of safe cities, partnering with law enforcement agencies, transportation departments and school districts across North America, operating thousands of red-light, speed, bus lane and school bus stop arm safety cameras. Arizona-based Verra Mobility operates in North America, Europe, Asia, and Australia. For more information, please visit www.verramobility.com.

About Thoma Bravo

Thoma Bravo is one of the largest private equity firms in the world, with more than $83 billion in assets under management as of June 30, 2021. The firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging the firm's deep sector expertise and proven strategic and operational capabilities, Thoma Bravo collaborates with its portfolio companies to implement operating best practices, drive growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings. Over the past 20 years, the firm has acquired more than 325 companies representing over $100 billion in enterprise value. For more information, visit thomabravo.com.

1150 North Alma School Road, Mesa, Arizona 85201 ● TEL 480.443.7000 ● www.verramobility.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Verra Mobility’s plans, objectives, expectations, beliefs and intentions and other statements including words such as “hope,” “anticipate,” “may,” “believe,” “expect,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. The forward-looking statements herein represent the judgment of the Verra Mobility, as of the date of this release, and Verra Mobility disclaims any intent or obligation to update forward-looking statements. This press release should be read in conjunction with the information included in Verra Mobility's other press releases, reports and other filings with the SEC and on the SEC website, www.sec.gov. Understanding the information contained in these filings is important in order to fully understand Verra Mobility’s reported financial results and our business outlook for future periods. Actual results may differ materially from the results anticipated in the forward-looking statements and the assumptions and estimates used as a basis for the forward-looking statements.

1150 North Alma School Road, Mesa, Arizona 85201 ● TEL 480.443.7000 ● www.verramobility.com